UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CPI CORP.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RAMIUS MERGER ARBITRAGE MASTER FUND LTD
RAMIUS MULTI-STRATEGY MASTER FUND LTD
RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
PETER A. FELD
JOSEPH C. IZGANICS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation.

On July 1, 2009, the following letter was delivered by Ramius LLC (“Ramius”) to PROXY Governance, Inc., an independent proxy voting advisory firm, and is being filed with the Securities and Exchange Commission as definitive additional materials.  Ramius sent the attached letter on June 11, 2009 on behalf of Peter A. Feld, a Managing Director at Ramius, and current Director of CPI, Inc. (the “Company”), to David M. Meyer, Chairman of the Board of the Company.  The letter details Mr. Feld’s concerns regarding the accuracy of Board minutes detailing discussions by the Board with respect to the independence of each member of the Board and Mr. Meyer in particular, and requests that the minutes be corrected to reflect the substantial dialogue Mr. Feld had with other members of the Board regarding this matter.  Mr. Feld has not received any verbal or written response to the letter.  Mr. Feld believes the Company’s silence is evidence that this Board and its Chairman, has failed, to date, to take the simple action of correcting the record of Board minutes to accurately reflect the legitimate concerns raised by Mr. Feld.

RAMIUS
599 LEXINGTON AVENUE, NEW YORK, NY 10022
TEI 212 845 7900 \x/ww.RAmius.cum

June 11, 2009

Mr. David M. Meyer
Chairman of the Board CPI Corp.
1706 Washington Avenue St. Louis, MO 63103

Dear David:

I am writing with regard to the meeting of the Board of Directors of CPI Corp. (“CPY” or the “Company”) that took place on June 9, 2009. As you know, the first item on the agenda was the approval of meeting minutes (“Minutes”) for Board meetings held on April 15, 2009, May 19, 2009, and June 5, 2009. I first received these Minutes at 12:41AM on June 9, 2009 approximately twelve hours prior to the scheduled Board meeting. As I explained during the Board meeting, I had not yet had an opportunity to fully review the Minutes given such short notice. I therefore requested that we defer approval of the Minutes until the next Board meeting, which would allow me sufficient time to properly review the Minutes and provide any comments or changes. I was obviously quite disappointed that the Board denied my request and instead chose to vote on the approval of the Minutes. For that reason, I voted against the approval of the Minutes.

Upon detailed review of the April 15, 2009 Meeting Minutes (the “April 15 Minutes”), I am concerned that the following paragraph does not reflect the in depth discussion that took place regarding the independence of each member of the Board.

“The Nominating and Governance Committee also reviewed the relationships between each director and management and with the Company and considered all relevant factors of such relationships in the context of NYSE standards. As a result of their review, the Committee determined that all Directors should be deemed independent and recommended that the Board affirm the independence of each director. On motion of the Nominating and Governance Committee, the Board unanimously approved the recommendation of the Committee and determined that all Directors are independent of the Company and authorized the officers of the Corporation to certify the independence of all directors to the New York Stock Exchange.”

As you will recall, during our Board discussion regarding Board member independence, I specifically expressed my serious concern to the Board that I did not feel that you qualified as “independent” in the context of NYSE standards. According to Section 303A.02 (Independence Tests) of the NYSE Listed Company Manual:

(a) No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.

I called into question your “independence” under NYSE standards based on my belief that you have a “material relationship” with the Company stemming from your active role as Chairman of the Board combined with your compensation arrangement with the Company that entitles you to significant compensation, which totaled over $600,000 in 2008 alone.

Upon subsequent investigation, I believe the following excerpt from Section 303A.02 of the NYSE Listed Company Manual is also relevant to the question of your “independence”. The commentary for Section 303A.02 provides the following:

In particular, when assessing the materiality of a director’s relationship with the listed company, the board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

As you know, the Company’s outside counsel is McDermott Will & Emery (“McDermott”). Stanley H. Meadows, a Partner of McDermott, is lead counsel for CPY on a wide range of corporate issues. In addition to his role advising CPY on legal matters, Mr. Meadows has also represented Knightspoint Partners in several other proxy situations and, to our knowledge, Mr. Meadows has had a long-standing relationship with you and your family. From our experience on the Board of CPY for the past 5 years, we have witnessed first-hand the close relationship between Mr. Koeneke, you and Mr. Meadows, and we have stated our discomfort with this arrangement to the independent members of the Board of CPY on many occasions. We believe your relationship with the Company’s outside counsel provides another basis for a finding that you have a “material relationship” with the Company and are not “independent” under NYSE standards.

In response to the concerns I raised, the Chairman of the Compensation Committee, Turner White, and the General Counsel, Jane Nelson, advised me that although the compensation paid to you exceeded the allowable amount under applicable NYSE independence standards, the compensation arrangement with you had been specifically structured as Board fees to avoid NYSE independence implications. Further, they informed me that the Company had been counseled by Stanley Meadows of McDermott Will & Emery, the Company’s outside counsel, that in fact you could technically be deemed “independent” due to the creative structuring of the compensation arrangement. As you will recall, after substantial debate, I conceded that from a purely technical standpoint, based on the materials provided to the Board at that time, you could be deemed “independent”. However, I clearly stated that from a fundamental, real world standpoint, I did not believe that you were in fact “independent” of the Company.

Please inform Jane Nelson, as Secretary of the Board, that I would like the record to reflect this substantial dialogue and, once reflected in the April 15 Minutes, I would request the Board re- review the April 15 Minutes and vote to approve them in the amended form.

Best Regards,

/s/ Peter A. Feld

Peter A. Feld Ramius LLC

cc:	Steven Wolosky, Esq.

Michael L. Glazer
James J. Abel
Michael S. Koeneke
John Turner White IV

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Luxembourg.

Media Contact:
Peter Feld
Ramius LLC
(212) 201-4878

Important Voting Information

Ramius urges CPI stockholders to follow the recommendation of RiskMetrics and vote the GOLD proxy card to elect Ramius’s two (2) nominees, Peter A. Feld and Joseph C. Izganics. Stockholders voting on our GOLD proxy card will also be able to vote for the candidates who have been nominated by the Company other than Turner White and Michael Koeneke, giving stockholders who wish to vote for Ramius’s nominees the ability to also vote for the total number of directors up for election at the Annual Meeting. In certain of our proxy solicitation materials we have presented a list of certain Company director nominees below a heading entitled “Ramius Gold Proxy” in order to illustrate for you who would be elected to the CPI Board in the event you vote on our GOLD proxy card in accordance with our recommendations. Please note that the Company director nominees that we included in this list have not consented to being named in our proxy statement or related solicitation materials and do not support our slate of director nominees. Also, there can be no assurance that any of CPI’s nominees will serve as directors if our nominees are elected.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Starboard Value & Opportunity Fund, LLC (“Starboard Value & Opportunity Fund”), Ramius Merger Arbitrage Master Fund Ltd (“Merger Arbitrage Master Fund”), Ramius Multi-Strategy Master Fund Ltd (“Multi-Strategy Master Fund”), Ramius Leveraged Multi-Strategy Master Fund Ltd (“Leveraged Multi-Strategy Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”) and Joseph C. Izganics (“Mr. Izganics”).

As of the date hereof, Value and Opportunity Master Fund beneficially owned 797,988 shares of Common Stock, Starboard Value and Opportunity Fund beneficially owned 212,040 shares of Common Stock, Merger Arbitrage Master Fund beneficially owned 192,000 shares of Common Stock, Leveraged Multi-Strategy Master Fund beneficially owned 29,213 shares of Common Stock, Multi-Strategy Master Fund beneficially owned 179,614 shares of Common Stock and Enterprise Master Fund beneficially owned 202,054 shares of Common Stock. As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Starboard Value and Opportunity Fund) is deemed to be the beneficial owner of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund and (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund. As of the date hereof, Ramius Advisors (as the investment advisor of Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund) is deemed to be the beneficial owner of the (i) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (ii) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (iii) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (iv) 202,054 shares of Common Stock owned by Enterprise Master Fund. As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund, (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund, (iii) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (iv) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (v) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (vi) 202,054 shares of Common Stock owned by Enterprise Master Fund. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund, Starboard Value and Opportunity Fund, Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date hereof, Mr. Feld holds 5,252 shares of restricted stock awarded under the Company’s Omnibus Incentive Plan that vest in full on February 6, 2010. As of the date hereof, Mr. Izganics directly owns 500 shares of Common Stock.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.